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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-129099 on Form S-3 of our reports dated June 13, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Atari, Inc. and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K, as amended, of Atari, Inc. for the year ended March 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
November 30, 2005